Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-212976 and 333-286999) on Form S-8 of our reports dated February 24, 2026, with respect to the consolidated financial statements of Boise Cascade Company and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Boise, Idaho
February 24, 2026